Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

November 10, 2016

Pfenex Inc.

10790 Roselle Street

San Diego, CA 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pfenex Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 367,710 shares of common stock to be issued under the 2016 Inducement Equity Incentive Plan (the “Plan”) and (ii) 132,290 shares of common stock which are subject to currently outstanding options under the Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan and pursuant to the agreements related thereto.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati